Into The Box

Into The Box (ITB) is developing a self-contained, off-grid living unit using recycled shipping containers. To lessen reliance on utility grids as they slowly transition to renewable energy, ITB is creating functional 20' and 40' "Boxes" used for multiple business lines, including short term rentals


off-grid, online
INTO THE BOX

Invest

$99.43 minimum investment

DEADLINE: July 15, 2022

in 2 months

SHARE PRICE
$1.63

TOTAL RAISED
$34,809

VALUATION
$7,970,700

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

When the COVID-19 pandemic hit, our Into The Box President, Chris, spent four months renovating an old shuttle bus into an off-grid tiny home. While equipping his bus with solar panels, Chris envisioned a commercially-available, self-contained product with off-grid technology. With a background in real estate, Chris quickly saw how an off-grid living unit could be used as a short term rental — to showcase how traveling in an environmentally-sustainable way doesn't mean giving up modern comforts, and even facilitates a more authentic, individualized travel experience. Expanding upon this vision, Into The Box was born.

As the climate crisis intensifies and our utility grids are slow to transition to 100% renewable energy, ITB sees an opportunity to immediately lessen reliance on our utility grids by creating functional, ready-to-deploy 20' and 40' "Boxes" that have multiple use cases, all while eliminating industrial waste from our operations through upcycling shipping containers.

Our planned lines of business using our Box product, in order of rollout, include:

- Short terms rentals (STRs)
- Accessory dwelling units (ADUs)
- Emergency services
- Speciality student housing



Disclaimer: The images are conceptual renderings of ITB's ADU line and are proposed for illustrative purposes only. The images aren't necessarily representative of the scale, height, density or design that would be approved now or in the future.

The global market size for container houses is expected to reach over $64 billion in 2025.

- Yahoo News
2021

ITB PRODUCT


our product
Into The Box is
converting recycled
shipping containers
into self-contained, off-grid living units.

Boxes designed with
off-grid systems that take into account the local environment,
implementing technologies like solar panels, wind turbines, and water reclamation technology.

Boxes feature
professionally-designed
apartment-style floor plans with
full kitchens.



Each Box
equipped with WIFI
to stay connected - even in remote locations.



IP opportunity for patent(s) regarding
off-grid waste management system.

Urgent **global need** to **eliminate fossil fuel-powered utility grids.**



3 main areas of opportunity ITB has identified for utilizing off-grid systems:

Unsustainable Hospitality Practices
Hotels / vacation rental services claim to be "eco conscious," but create unnecessary industrial waste.

Aging Baby Boomer Population
Our second largest generation population are currently aging into semi-independent housing.

Lack of Reliable Emergency Suppliers
Readily deployed services, including makeshift shelters and office spaces, are needed by NGOs operating in humanitarian crises.



In addition to the global need to transform our power grids, the U.S. is currently experiencing a housing crisis. We are seeing record home prices, spiking rents, increasing homelessness, and inflation (Source: Bloomberg). People across the country are being priced out of their communities as gentrification continues to impact city neighborhoods. And after the harrowing impacts of the pandemic on nursing homes across the country, older adults in the Baby Boomer generation are searching for new alternatives to semi-independent living.

Over 60% of U.S. electricity generation still comes from fossil fuels.

- U.S. Energy Information Administration (EIA)
2021



ITB is developing a proprietary **remotely-managed, off-grid system using 100% renewable energy**. This Box product will be used first for:
short term rentals
ITB's initial revenue stream of designer-themed lodging experiences to be dropped in remote locations in and around U.S. State and National parks.
off-grid ADUs
Direct to consumer sales for an aging Baby Boomer generation looking for "in-law suite" style living.
readily available emergency services
Multiple use cases for NGOs and intergovernmental organizations responding to global humanitarian crises.

Into The Box's ADU product line is informed by the U.S. housing crisis and the positive developments in ADU upzoning created by governments at all levels looking to improve housing options.

"The U.S. is more than 3 million homes short of the demand from would-be homebuyers. Twenty percent of remodelers indicate in the last year they've undertaken an ADU project, and the typical one can cost anywhere between $100,000 and $200,000."

- NPR
2022

USE CASES


accessory dwelling units (ADUs)
global emergency services
short term rentals
sustainable student housing
Box
uses

"The shorter the distance from home you travel, the lower your carbon footprint. Finding local adventures... is among the greenest forms of travel. Consider driving a few hours... Even a small adventure can feel a world away."

- NYT Guide to Sustainable Travel 2020

Factors Reducing Costs

Minimal utility costs due to off-grid capabilities.

No need to purchase underlying land.

2-Step Construction Model (outsource base build, design phase in-house) allows us to scale quickly and lower per-unit costs.

Discounts offered for booking directly - reduces third party cuts.

Fewer units per site allows for reduced vacancy rates.

Site prep work done at landowner's expense.



Factors Increasing Efficiency

STR Boom.

Eco-Friendly Premium.

Easy to relocate underperforming Boxes.

State and National Park locations command higher rents.

Fewer units per site equates to more privacy and higher rents.

Data aggregation allows us to maximize profits by finding best Box drop spots.



SHORT TERM BUSINESS MODEL



Disclaimer: The images are conceptual renderings and are proposed for illustrative purposes only. The images aren't necessarily representative of the scale, height, density or design that would be approved now or in the future.

Into The Box has chosen short term rentals as our initial revenue stream due to its booming market opportunity. The COVID-19 pandemic has also influenced the public's traveling preferences and the desire to avoid crowded locations.

There is a proven public desire for alternative vacation experiences. According to AirDNA, "With fewer people traveling in 2020, guests are looking to make up for lost vacations, and unique Airbnb stays are the perfect way to satiate that need for a unique experience millions are craving." Airbnb guests in 2021 shattered records with their number of Airbnb stays across the globe, and an increasing number of those guests booked the most unique Airbnb vacation rentals available.

These unique stays are often tiny homes, and "Cargotechture," or the use of shipping containers repurposed as homes and travel accommodations, has skyrocketed over recent years. In fact, the global container house market is expected to reach $64.5 billion by 2025.

There is also a growing desire for environmentally-sustainable vacation experiences, especially among younger generations.

The stats:

- Booking.com's Destination Gen Z project found that over half of those surveyed consider the environmental impact that traveling has on their destinations when deciding where to go. In the report, 56% of young travelers said they'd want to stay in green or eco-friendly accommodations.
- A recent Skift.com study showed that the majority of Gen Z travelers are willing to pay a premium rate for travel services that demonstrate environmental responsibility.

ITB's off-grid shipping container STRs will allow us to drop Boxes in locations without disturbing nature or the local ecosystem. Our Box locations are planned strategically, to be dropped within 200 miles of 10 million people or more for easy accessibility. ITB wants to encourage more sustainable travel habits that allow STR vacationers to bypass plane travel and stimulate small town economies in and around the U.S. State and National Parks.

Since the pandemic, remote/rural locations have increased in popularity. In fact, 61% of families are more likely to visit a rural or "outdoorsy" destination than an urban one (Source: VRBO). And according to Airbnb, interest in remote locations has continued to grow.

The rise in bookings in remote areas since the pandemic has increased economic success for hosts. In rural areas of the U.S., hosts earned over $200 million in June 2020, an increase of more than 25 percent over what hosts in these areas earned in June 2019.


20' Box


40' Box

Disclaimer: The images are conceptual renderings and are proposed for illustrative purposes only. The images aren't necessarily representative of the scale, height, density or design that would be approved now or in the future.


INTO
THE
BOX

OVERALL BUSINESS MODEL


concept
1
STR themed Boxes, green designed
ADUs, or emergency service base unit.
base Box buildout
2
Outsourced construction team renovates recycled
20′ or 40′ containers, including framing, proprietary
off-grid technology, other utilities, etc.
design implementation
3
The interior theme is provided by
our expert designers.
deployment
4
Eventually using electric vehicles, units are
planned to be transported to their end locations.

Short Term Rentals

U.S. State or National Park

- Planned to be available for the next 6-12 months, Boxes will be rented as an off-grid, sustainable experience

ADUs

Direct to Consumer Sales

- Property drop off

Emergency Services

Aiming to secure contracts with NGOs, intergovernmental agencies, and local governments

- Deployed via intermediary to global or national crisis zones

- Our 2 step Box process will allow us to outsource the building of the basic Box unit, while retaining artistic control over the theme and finishings.
- ITB is seeking partnerships with well-known interior designers to design our ADU and STR Box lines, to tap into designer followings and provide a more unique experience over our ADU and STR competitors.
- ITB's ADU and STR Boxes plan to feature exclusive designs and include renewable energy and apartment-style amenities. We anticipate these factors will increase demand, and our off-grid technology will allow us to charge less than our ADU and STR competition.
- For instance, ITB projects our ADU Boxes will be sold for $75,000, over 50% cheaper than the average ADU on the market today due to our proprietary fully off-grid design & modularity of buildout process. We believe this competitive pricing will give ITB an edge over current ADU competitors.
- ITB's ADU systems will be adaptable to comply with local government regulations regarding septic.
- ITB plans to roll out our ADU line in late 2023.
- Once these first two income streams are stabilized, ITB plans to foray into humanitarian aid. The ITB team has an extensive network in the international development space, and plans to work through relevant NGOs to gain access to emergency aid contracts.

> **"The smartest money appears to be warming to the emerging asset class of professionally managed short-terms rentals and vacation rentals."**
>
> *- Skift*
> *2022*

COMPETITION

how the competition stacks

	Getaway	UNDER CANVAS	Jupe	INTO THE BOX
average nightly rent for 1 bed	$290	$354	Data not available	$230
suite-style	✗	✗	✗	✓
full kitchen	✓	✗	✗	✓
dispersed locations	✗	✓	✓	✓

"Being able to bridge off-grid energy technology and secure, easily transportable and adaptable housing is the link a lot of relief organizations are missing."

- Pradisha Tiwari
American India Foundation

MARKET OPPORTUNITY



market
opportunity
Container house market projected to
reach $64.5 billion
within the next 3 years
$14 billion
U.S. short term rental industry.
Consistent and
ever-growing
global aid sector.
Rising direct to consumer
ADU sales.
ITB can operate in the STR and
ADU industry without as many


legal restrictions
our competitors have.
Opportunity to expand all
business lines
globally.

SUCCESS TO DATE

- Negotiated used shipping container supply agreement with MobileMod.
- Currently building the first STR Box in Joshua Tree, CA.
- Successfully created self-contained, prototype off-grid system utilizing solar power and alternative waste management.
- Interviewed by the New York Times regarding sustainable lodging.
- Article published by PBS' digital publication, Next Avenue, regarding our vision for ADUs and transitional housing for older adults.
- Selected as quarterfinalists for Pepperdine's 2022 Most Fundable Companies
- Featured on BiggerPockets, a leading real estate investment platform, and their Money and Real Estate Podcasts.
- Established partnership with popular off-grid Instagram influencer, Whitney Wildflower.

"ITB has an innovative vision for the U.S. short term rental industry. I think ITB guests will be pleasantly surprised by the off-grid experience and the luxury you can have while living off-grid. I'm excited to partner with the ITB team and share my personal experience building an off-grid homestead in Joshua Tree National Park."

- Whitney Wildflower
Off-Grid Influencer

TEAM





Chris Wartko

Co-Founder & President

With a J.D. from Emory Law and a B.A. from UCLA, Chris is well-versed in the real estate development process, from initial entitlements to final delivery. Having found himself in sales, legal, development, and marketing roles in both residential and commercial real estate, he's worked across five major U.S. markets, and directly worked on real estate development projects spanning 38 states.

During the pandemic, Chris spent four months renovating an old shuttle bus into an off-grid tiny home. This experience led him to envision a commercially-available off-grid living unit that could transform the short term rental space, among other industries.





Maya Bovshow

Co-Founder & Vice President

Maya is a California Real Estate Broker, RE tech enthusiast and UCLA graduate with a B.S. in Communications. Her business development experience spans short term rentals, high tech startups, marketing teams, and commercial and residential real estate brokerages. She's currently a Sales Operations Manager for Trust Properties USA, the leading probate and trust real estate brokerage in California. As Vice President, Maya builds partnerships with interior designers and landowners, and is excited to bring beautifully curated experiences to travelers and ADU consumers.





Claire Pfitzinger

Marketing & Sustainability Director

Before joining the Into The Box team as Marketing and Sustainability Director, Claire worked in the U.S. environmental nonprofit sector. She focused on U.S. decarbonization and grid electrification, most recently at Sierra Club, a leading U.S. environmental organization. Claire is building our Into The Box sustainability strategy and will head our forthcoming global emergency services business line. Claire is a fellow UCLA Bruin and graduated with a B.A. in International Development Studies.

TESTING THE WATERS MATERIALS

- Prelaunch Investor Event
- TTW Pitch Deck

USE OF PROCEEDS

If the offering's maximum amount of $749,999 is raised:

Use	Value	% of Proceeds
Compensation for managers	$125,000	16.7%
Payroll (non-managers)	$135,000	18.0%
Container Buildout	$248,000	33.1%
Container Transport	$24,000	3.2%
Ground Lease Agreements	$24,500	3.3%
Warehouse Facility Lease	$50,000	6.7%
Marketing	$30,000	4.0%
Admin/Office	$19,032	2.5%
Travel	$15,000	2.0%
Legal/Professional Fees	$22,500	3.0%
Facility Improvements	$20,217	2.7%
Intermediary fees	$36,750	4.9%

TERMS

This is an offering of Netcapital Class B, under registration exemption 4(a)(6), in Into The Box Inc.. This offering must raise at least $10,000 by July 15, 2022 at 10:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Into The Box may issue additional securities to raise up to $749,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,350,122 shares
× $1.63 per share

$8,720,699 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on February 14, 2022
- Form C/A on April 12, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Facebook

UPDATES

Apr 12, 2022 • Filed Form C/A

Mar 9, 2022 • Are you subscribed to ITB's newsletter? We send...

Mar 1, 2022 • In our first week live, Into The Box made...

Feb 14, 2022 • Primary offering of 460,122 shares at $1.63

Feb 14, 2022 • Filed Form C

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